Exhibit 99.1

CAREFUSION CORPORATION

SEGMENT AND SELECT BUSINESS LINE REVENUES

(UNAUDITED)

Commencing with the quarter ended September 30, 2011, CareFusion Corporation (the “Company”) will begin reporting its financial results based on its two new operating and reportable segments, Medical Systems and Procedural Solutions. The following historical financial information reflects the impact of this re-segmentation, as well as revenue information for select business lines within each of the segments.

	Fiscal Year Ended June 30, 2010	Quarter Ended
(in millions)		September 30, 2010	December 31, 2010	March 31, 2011	June 30, 2011
Medical Systems [1]
Dispensing Technologies	$867	$205	$229	$210	$258
Infusion Systems	840	192	223	213	261
Respiratory Technologies	338	65	65	69	68
Other	25	6	6	6	$6

Total Medical Systems	$2,070	$468	$523	$498	593
Procedural Solutions [2]
Infection Prevention	$463	$135	$142	$144	$147
Medical Specialties	310	78	78	82	84
Specialty Disposables	300	70	73	78	83
Other	329	60	70	65	57

Total Procedural Solutions	$1,402	$343	$363	$369	$371
Total CareFusion [3]	$3,472	$811	$886	$867	$964

1	The Medical Systems segment is organized around the Company’s medical equipment businesses. The Dispensing Technologies business line includes equipment and related services for medication and supply dispensing. The Infusion Systems business line includes infusion pumps and dedicated disposable infusion sets and accessories. The Respiratory Technologies business line includes respiratory ventilators and dedicated disposable ventilator circuits and accessories. Other includes the Company’s software-based infection detection services business.
2	The Procedural Solutions segment is organized around the Company’s disposable products businesses. The Infection Prevention business line includes single-use skin antiseptic and other patient-preparation products and non-dedicated disposable infusion administration sets and accessories. The Medical Specialties business line includes interventional specialty products used for biopsy, drainage and other procedures, as well as reusable surgical instruments. The Specialty Disposables business line includes non-dedicated disposable ventilator circuits and oxygen masks used in respiratory therapy. Other includes the Company’s respiratory diagnostics business and its neurological care business.
3	Previously reported amounts have been adjusted to reflect the impact of the divestiture of the Company’s International Surgical Products (ISP) business. The ISP business was divested in April 2011, and has been classified as discontinued operations.